UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2026

JASPER THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39138	84-2984849
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Bridge Pkwy Suite #102
Redwood City, California 94065

(Address of Principal Executive Offices) (Zip Code)

(650) 549-1400

Registrant’s telephone number, including area code

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Voting Common Stock, par value $0.0001 per share	JSPR	The Nasdaq Stock Market LLC
Redeemable Warrants, each ten warrants exercisable for one share of Voting Common Stock at an exercise price of $115.00	JSPRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and President

On January 2, 2026, the Board of Directors (the “Board”) of Jasper Therapeutics, Inc. (the “Company”) determined that, effective January 5, 2026, Ron Martell would cease serving as the Company’s Chief Executive Officer and President. Pursuant to the Amended and Restated Employment Agreement, dated as of June 10, 2024, between the Company and Mr. Martell (the “Martell Employment Agreement”), Mr. Martell’s departure from the Company constitutes a termination without Cause (as defined in the Martell Employment Agreement), and, in accordance therewith, subject to Mr. Martell executing a release in favor of the Company in a form agreed to by the Company, Mr. Martell will be entitled to receive an amount equal to 18 months of his base salary, payable in accordance with the Company’s payroll cycle, and the Company shall pay COBRA premiums for Mr. Martell and his covered dependents for a period of up to 18 months.

Pursuant to the Martell Employment Agreement, on January 5, 2026 concurrently with Mr. Martell’s departure as the Company’s Chief Executive Officer and President, he automatically resigned from the Board. The resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Chief Executive Officer and President

Effective January 5, 2026, the Board also appointed Jeet Mahal, the Company’s current Chief Operating Officer, as the Company’s Chief Executive Officer and President. Mr. Mahal will serve as the Company’s principal executive officer. Concurrently with Mr. Mahal’s appointment as the Company’s Chief Executive Officer and President, he was also appointed as a Class III director of the Board.

The Company previously entered into an amended and restated employment agreement with Mr. Mahal, dated June 10, 2024 (the “Mahal Employment Agreement”). The Mahal Employment Agreement will continue to govern the terms of Mr. Mahal’s employment with the Company and a description thereof is set forth in the section of the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 19, 2025 (the “2025 Proxy Statement”) titled “Executive Compensation—Employment and Other Arrangements with Named Executive Officers—Jeet Mahal” and incorporated herein by reference. In connection with Mr. Mahal’s appointment as the Company’s Chief Executive Officer and President, Mr. Mahal’s annualized salary was increased to $600,000 and he will be eligible to receive an annual performance bonus of up to 50% of his base salary. His salary and performance bonus percentage may be adjusted in the future, and he may receive future market-based equity awards and a discretionary cash payment, in each case at the discretion of the Compensation Committee of the Board. Mr. Mahal’s employment is on an “at will” basis.

Mr. Mahal’s biographical information is set forth in the section of the 2025 Proxy Statement titled “Executive Officers”, and such information is incorporated herein by reference. There are no family relationships between Mr. Mahal and any director or executive officer of the Company, and he was not selected by the Board to serve as Chief Executive Officer and President pursuant to any arrangement or understanding with any person. Mr. Mahal has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Appointment of Thomas Wiggans as Executive Chair

Effective January 5, 2026, the Board appointed Thomas G. Wiggans, current Chairperson of the Board, as the Company’s Executive Chair. Mr. Wiggans’ biographical information is set forth in the section of the 2025 Proxy Statement titled “Board of Directors and Corporate Governance—Continuing Directors”, and such information is incorporated herein by reference. There are no family relationships between Mr. Wiggans and any director or executive officer of the Company, and he was not selected by the Board to serve as Executive Chair pursuant to any arrangement or understanding with any person. Mr. Wiggans has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On January 7, 2026, the Company issued a press release announcing the appointment of Mr. Mahal as the Company’s Chief Executive Officer and member of the Board and the appointment of Mr. Wiggans as Executive Chair. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Press Release, dated January 7, 2026.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JASPER THERAPEUTICS, INC.

Date: January 7, 2026	By:	/s/ Jeet Mahal
Name: Jeet Mahal
Title: Chief Executive Officer

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